As filed with the Securities and Exchange Commission on February 25, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SeraCare Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	33-0056054
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(Address, Including Zip Code, of Principal Executive Offices)

SeraCare Life Sciences, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Michael F. Crowley, Jr.

President and Chief Executive Officer

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

(760) 806-8922

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 760-6900

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, no par value per share	300,000	(1) shares	$13.59	(2)	$4,077,000	(2)	$479.86	(2)

(1)	This Registration Statement covers, in addition to the number of shares of SeraCare Life Sciences, Inc., a California corporation (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the SeraCare Life Sciences, Inc. Employee Stock Purchase Plan (the “ESPP”) as a result of one or more adjustments under the ESPP to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on February 22, 2005, as quoted on the Nasdaq National Market.

The Exhibit Index for this Registration Statement is at page II-6.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2004, filed with the Commission on December 14, 2004 (Commission File No. 000-33045);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2004, filed with the Commission on February 9, 2005 (Commission File No. 000-33045);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 24, 2005 (further amending the Company’s Form 8-K filed on September 16, 2004), February 23, 2005, February 7, 2005, January 6, 2005, December 17, 2004, December 13, 2004, November 29, 2004 (amending the Company’s Form 8-K filed on September 16, 2004), November 17, 2004, October 20, 2004 and October 14, 2004 (Commission File No. 000-33045); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10-12G filed with the Commission on August 3, 2001, as subsequently amended (Commission File No. 000-33045) (which incorporates by reference such description from the information included under the heading “Description of Our Capital Stock” in the Information Statement filed as Exhibit 99.1 to such Form 10-12G), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Company’s Amended and Restated Articles of Incorporation, the liability of the Company’s directors for monetary damages has been eliminated to the fullest extent under California law.

Section 317(d) of the California Corporations Code (the “CCC”) requires that a corporation indemnify its officers and directors against losses or expenses incurred in litigation arising out of their activities on behalf of the corporation. Article VI of the Company’s Amended and Restated Articles of Incorporation and Article III, Section 14 of the Company’s Amended and Restated Bylaws authorize the Company to provide indemnification to officers and directors in excess of the CCC Section 317(d)’s statutory limit.

The Company is also authorized to maintain, and the Company does maintain, insurance on behalf of any person who is or was one of the Company’s directors or officers, or is or was serving at the Company’s request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the CCC Section 317(i).

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page II-6, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on February 24, 2005.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Michael F. Crowley, Jr.
Michael F. Crowley, Jr.,
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael F. Crowley, Jr. and Jerry L. Burdick, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Barry D. Plost	Chairman of the Board	February 24, 2005
Barry D. Plost

/s/ Michael F. Crowley, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	February 24, 2005
Michael F. Crowley, Jr.

/s/ Jerry L. Burdick	Director, Acting Chief Financial Officer (Principal Financial and Accounting Officer), and Secretary	February 24, 2005
Jerry L. Burdick

/s/ Samuel Anderson	Director	February 24, 2005
Samuel Anderson

/s/ Robert J. Cresci	Director	February 24 2005
Robert J. Cresci

/s/ Ezzat Jallad	Director	February 24, 2005
Ezzat Jallad

/s/ Dr. Bernard Kasten	Director	February 24, 2005
Dr. Bernard Kasten

/s/ Dr. Nelson Teng	Director	February 24, 2005
Dr. Nelson Teng

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.	SeraCare Life Sciences, Inc. Employee Stock Purchase Plan. (Filed as Annex B to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on January 10, 2005 (Commission File No. 000-33045) and incorporated herein by this reference.)

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of KPMG LLP.

23.2	Consent of Weinberg & Company, P.A.

23.3	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).